Filed Pursuant to Rule 424(b) (3)
                                                   Registration No. 333-126539


                               Synergy Brands Inc.
                               23 Underhill Blvd.
                                Syosset, NY 11791
                                 (516)-714-8200


                   Prospectus Supplement Dated March 20, 2006

On July 12, 2005 Synergy Brands Inc. (the "Company") filed with the Securities and Exchange Commission ("SEC") a Registration Statement on Form S-3 (subsequently amended on Form S-3/A filed March 7, 2006) to register securities made the subject of (i) a Secured Convertible Term Note dated January 25, 2005
(ii) a Secured Convertible Term Note dated July 21, 2005 (iii) a Common Stock Purchase Warrant dated January 25, 2005 and (iv) a Common Stock Purchase Warrant dated June 21, 2005 provided by the Company as debtor to Laurus Master Funds, Ltd. as holder, pursuant to and as provided in two Securities Purchase
Agreements dated contemporaneous thereto and (v) Common Stock which could be issued by the Company to said holder upon conversion of a previously issued Convertible Term Note dated April 2, 2004 which was the subject of a previously filed S-3 registration statement for the Company filed with the Securities and Exchange Commission on May 19, 2004 and all as further described in the Prospectus made a part of the referenced Form S-3 Registration Statementfiled July 12, 2005, which related to 475,000 shares of the Company's Common Stock $.001 par value, as the maximum amount of the Company's Common Stock potentially to issue on conversion of the debt due on repayment of the referenced Secured Convertible Term Notes and exercise of the referenced Common Stock Purchase Warrants.

Effective March 13, 2006 the Company and Laurus Master Funds, Ltd. entered a further Amendment Agreement relating and directed to the aforementioned Secured Convertible Term Notes which effectively further lowered the conversion price as to the debt made the subject of such Notes to $1.75 per share. In connection with such amendment the Company agreed to file a Rule 424(b) supplement to its registration statement of Form S-3

This supplement should be read in conjunction with the prospectus made part of the registration statement on Form S-3 on file with the SEC in relation to the common stock underlying the Secured Convertible Term Notes and Common Stock Purchase Warrants aforementioned herein, the stock into which such Notes may be converted and Warrants may be exercised being the focus of such registration statement and this supplement being filed to notify of the further reduction in the per share conversion price for such Notes. This supplement is qualified by reference to the aforesaid prospectus, except to the extent information in this supplement updates or supersedes the information contained in the prospectus.

The date of this Prospectus Supplement in March 20, 2006